Exhibit 8

Joinder to Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agrees that this Statement on Schedule 13D, as amended, and any subsequent amendments thereto, to which this exhibit is attached, is filed on its behalf in the capacity set forth below and hereby joins the Joint Filing Agreement by and among F2 Bioscience III, LP, F2 Bioscience GP, Ltd., Morana Jovan-Embiricos, Katherine Priestley and F2 Capital Limited, dated May 2, 2013.

IN WITNESS WHEREOF, the undersigned hereby execute this Joinder to the Joint Filing Agreement, dated as of May 2, 2013, as of this 20th day of January, 2015.

GLOBEWAYS HOLDINGS LTD.

By:	/s/ Morag Law, as Attorney-in-Fact under Power of Attorney
Name: Morag Law
Title: Authorized Signatory